Exhibit 1(d)

[Translation]

REGULATIONS ON HANDLING SHARES

OF

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.

Chapter 1. GENERAL PROVISIONS

(Purpose)

ARTICLE 1.

Pursuant to the provisions of Article 10 of the Articles of Incorporation of this Bank, the handling of this Bank’s shares shall be governed by these Regulations.

(ARTICLE 2. Deleted)

(Request, Notification, Application or Offer Procedures)

ARTICLE 3.

1.	Any request, notification, application or offer under these Regulations shall be made in the form prescribed by this Bank and shall bear the seal impression of the appropriate party registered in accordance with the provisions of Article 9.

2.	When a request, notification, application or offer under the preceding Paragraph is made by a proxy, a document evidencing the proxy’s power of attorney shall be submitted, and when consent of a curator (hosa-nin) or an assistant (hojo-nin) is required for such request, notification, application or offer, a document evidencing such consent shall be submitted.

3.	In addition to the preceding Paragraph, documents of evidence shall be submitted in relation to a request, notification, application or offer pursuant to these Regulations when this Bank deems necessary.

Chapter 2. REGISTRATION OF TRANSFER OF SHARES

(Registration of Transfer of Shares because of Assignment)

ARTICLE 4.

In case of requests for entries or recordings into the shareholder register (“Registration of Transfer of Shares”) for shares acquired by assignment, a written application shall be submitted.

(Registration of Transfer of Shares because of Reasons other than Assignment)

ARTICLE 5.

In case of requests for Registration of Transfer of Shares for shares acquired for reasons other than assignment, a written request shall be submitted together with a document evidencing the cause of the acquisition.

(Cases when Special Procedures are required by Laws and Regulations)

ARTICLE 6.

In the event that a special procedure is required by laws and regulations for the transfer of shares provided for in the preceding two (2) Articles, a document evidencing the completion of such procedure shall also be attached and submitted.

Chapter 3. PLEDGE AND TRUST

(Registration or Removal of Pledge or Cancellation Thereof)

ARTICLE 7.

To request registration or removal of the creation of a pledge on the shares of this Bank or cancellation thereof, a written application jointly signed and sealed by the pledger and the pledgee shall be submitted.

(Recordation of Shares Held in Trust or Cancellation Thereof)

ARTICLE 8.

To request a recordation that shares of this Bank are held in trust or for cancellation of such recordation, a written request shall be submitted by the settlor or the trustee.

Chapter 4. NOTIFICATION

(Address, Name and Seal Impression)

ARTICLE 9.

1.	Shareholders and registered share pledgees or their statutory agents shall notify this Bank of their address, name and seal impression; provided, however, that foreign shareholders who customarily use signatures may notify this Bank of their specimen signature instead of the seal impression.

2.	Persons to whom the preceding Paragraph applies and who are residing outside Japan shall, in addition to the previous Paragraph, assign a standing proxy in Japan or stipulate a place to receive notifications, and notify this Bank thereof.

3.	This Bank shall be notified of any change in any matter set out in the preceding two (2) Paragraphs.

4.	Paragraphs 1-3 of this Article shall apply mutatis mutandis to the standing proxy.

(Representative of a Corporation)

ARTICLE 10.

1.	When a corporation gives notification pursuant to the previous Article, a representative shall be appointed and this Bank notified.

2.	If the representative appointed pursuant to the preceding Paragraph is changed, this Bank shall be notified through a certified copy of the registered matter attached to the written notification.

(Representative of Co-Owned Shares)

ARTICLE 11.

1.	Shareholders who own shares jointly shall appoint a representative and notify this Bank thereof to which all co-owners shall sign and affix their seals.

2.	If the representative appointed pursuant to the preceding Paragraph is changed, this Bank shall be notified thereof to which all the co-owners shall sign and affix their seals.

(Representative of Unincorporated Association)

ARTICLE 12.

1.	If a shareholder or registered share pledgee is an unincorporated association, a representative shall be appointed and this Bank notified.

2.	If the representative appointed pursuant to the preceding Paragraph is changed, this Bank shall be notified thereof.

(Change in Family Name, Given Name, Trade Name, etc.)

ARTICLE 13.

Upon any change listed below, a shareholder shall notify this Bank with documents evidencing such change attached to the prescribed written notification:

(1)	Change in family or given name;

(2)	Appointment, replacement or discharge of a person in parental authority, a guardian or other statutory agent;

(3)	Change in trade or corporate name; or

(4)	Change in corporate organization.

Chapter 5. SUPPLEMENTAL PROVISION

(Effective Date)

ARTICLE 14.

These Regulations become effective as of January 1, 2006.

No Further Entry

Date of Revision:	Details of Revision
January 1, 2006:	Enacted
May 1, 2006:	Revisions consequent to the introduction of the Company Law
June 28, 2006:	Revisions consequent to the non-issuance of share certificates
April 1, 2007:	Revisions consequent to the abolition of the Administrator of Shareholder Registry
June 26, 2008	Revisions consequent to the abolition of the right to make a request to acquire Class IV and Class V Preferred Stock.
October 31, 2008	Revisions consequent to the abolition of the right to make a request to acquire Class III Preferred Stock.

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